Exhibit 10.1

BASSETT FURNITURE INDUSTRIES, INCORPORATED

2010 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

GRANTED TO:

EMPLOYEE NUMBER:

GRANT DATE:

TARGET NUMBER OF SHARES:

This Performance Share Award Agreement (this “Agreement”) is made between Bassett Furniture Industries, Incorporated, a Virginia corporation (“Bassett”), and you, an employee of Bassett or one of its Subsidiaries, pursuant to the Bassett Furniture Industries, Incorporated Stock Incentive Plan (the “Plan”). A Prospectus describing the Plan is attached as Exhibit A. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan.

In recognition of the value of your contributions to Bassett, you and Bassett mutually covenant and agree as follows:

1.

Subject to the terms and conditions of the Plan and this Agreement, Bassett grants to you the right to receive shares of Common Stock subject to the terms of this Agreement (the “Performance Shares”). The Performance Shares, if any, will be issued based on the achievement of the performance goals in Paragraph 2 below. After issuance until such time as the Performance Shares may vest pursuant to Paragraph 3 below, the Performance Shares are forfeitable and nontransferable.

2.

The achievement of the Performance Goal during the Performance Period will determine the percentage of the Target Number of Performance Shares that will be issued, subject to vesting and the other terms and conditions of this award. The percentage of the Target Number that will be issued, if any, is based on the following table:

Performance	Percentage of Target Number to be Issued

3.	Subject to the terms described below, after issuance pursuant to Paragraph 2 above, the Performance Shares shall vest and become transferable as described in the following schedule:

Vesting Date	Cumulative Percentage Vested

Except as provided below, (i) you must remain continuously employed with Bassett or a Subsidiary through each Vesting Date for the applicable portion of the Performance Shares to vest, and (ii) to the extent you terminate employment for any reason prior to a Vesting Date, any portion of the Performance Shares that have not yet vested on the date you terminate employment shall be immediately forfeited on such date.

In the case of your termination of employment prior to a Vesting Date due to your death or Disability, the Performance Shares shall become fully vested and transferable on the date of such event.

In the case your employment with Bassett or a Subsidiary is terminated for Cause, all of the Performance Shares (including both any vested and unvested portions) shall be immediately forfeited on the date you terminate employment. For purposes of this Agreement, “Cause” shall have the meaning set forth in any employment agreement between you and Bassett or a Subsidiary, or if none exists, Cause shall mean your (a) fraud or material misappropriation with respect to the business or assets of Bassett or any Subsidiary, (b) persistent refusal or willful failure to perform substantially your duties and responsibilities to Bassett or any Subsidiary, which continues after you receive notice of such refusal or failure, (c) conviction of a felony or crime involving moral turpitude, or (d) use of drugs or alcohol that interferes materially with your performance of your duties.

Subject to and in accordance with Section 16 of the Plan, in the case of a Change in Control prior to a Vesting Date, the Performance Shares shall become fully vested and transferable on the occurrence of the Change in Control, provided you have remained continuously employed with Bassett or a Subsidiary from the Grant Date above through the date of the Change in Control.

For purposes of this Agreement, “termination of employment” (and variations thereof) shall mean your ceasing to serve as a full time employee of Bassett or a Subsidiary in good standing, except that an approved leave of absence or approved employment on a less than full time basis may constitute employment with Bassett’s consent.

4.

You shall have all of the rights as a shareholder of Bassett with respect to the Performance Shares (both the vested and unvested portions) from and after their issuance under Paragraph 2 above, including the right to vote such shares and to receive any dividends or other distributions paid thereon. Dividend equivalents will be accrued based on the number of Performance Shares for the period from the Grant Date of this award until the issuance of Performance Shares and paid to you upon the issuance of the Performance Shares.

5.

Until such time as the Performance Shares may vest pursuant to Paragraph 3 above, the Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. You agree as a condition to receiving this award to comply with the ownership requirements and other conditions of the Company’s Stock Ownership Guidelines (the “Guidelines”) with respect to the total number of shares of Common Stock you receive in payment upon vesting of this award.

6.

As a condition of accepting this award, you hereby assign and transfer the Performance Shares issued pursuant to this Agreement to Bassett, and hereby irrevocably appoint the Corporate Secretary of Bassett as your attorney-in-fact to transfer said shares on its books with full power of substitution. Bassett will retain custody of the Performance Shares. As soon as practicable following the date on which the Performance Shares become vested and transferable pursuant to Paragraph 3 above, Bassett will transfer the Performance Shares to you. Fractional shares of Common Stock will not be issued and any fractional share resulting from a change in capital structure pursuant to Paragraph 9 below or otherwise shall be eliminated. Bassett shall not be obligated to issue or deliver any Performance Shares or release any Performance Shares from the restrictions described herein during any period when Bassett determines that such action would violate any federal, state or other applicable laws.

7.

You agree to make arrangements satisfactory to Bassett for the payment of applicable withholding taxes in connection with the issuance or vesting of the Performance Shares, or the payment of any dividends thereon, in any manner permitted under the Plan. Bassett shall not be obligated to issue or deliver any Performance Shares or release any Performance Shares from the restrictions described herein until such arrangements have been made. You hereby agree to give Bassett prompt notice of any election you make under Section 83(b) of the Code with respect to the Performance Shares. If you fail to give Bassett prompt notice, you will be liable to Bassett for any loss of deduction, any penalty imposed, and any other financial loss incurred by Bassett as a result of your failure to give prompt notice.

8.

You agree that, upon request, you will furnish a letter agreement providing (i) that you will not distribute or resell in violation of the Securities Act of 1933, as amended, any of the Performance Shares if and when they become transferable pursuant hereto, (ii) that you indemnify and hold Bassett harmless against all liability for any such violation and (iii) that you will accept all liability for any such violation.

9.

The number of Performance Shares issuable under this Agreement is subject to adjustment in the event of a stock split or other similar change in capital structure of Bassett as provided in the Plan. The existence of these Performance Shares shall not affect in any way the right or power of Bassett or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bassett’s capital structure or its business, or any merger or consolidation of Bassett, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Bassett, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax or by mail, postage prepaid, to such address and directed to such person as Bassett may notify you from time to time; and to you at your address as shown on the records of Bassett from time to time, or at such other address as you, by notice to Bassett, may designate in writing from time to time.

11.

The terms and provisions of the Plan are incorporated into this Agreement by reference. In the case of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

12.

Neither the Performance Shares nor this Agreement constitutes an employment contract between you and Bassett or any Subsidiary, nor do either the Performance Shares or this Agreement guarantee you employment with Bassett or any Subsidiary for any length of time.

13.	This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to the conflict of law principles of any jurisdiction.

14.	This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and any successors of Bassett.

15.	By signing this Agreement you acknowledge having received a copy of the Prospectus and the Plan and agree to be bound by all of the terms and conditions thereof.

IN WITNESS WHEREOF, Bassett has caused this Performance Share Award Agreement to be executed by its duly authorized officer, and you have hereunto set your hand and seal, all effective as of the Grant Date stated above.

BASSETT FURNITURE INDUSTRIES, INCORPORATED	EMPLOYEE
[SEAL]
By:
Name:
Title:

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